SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549



                                     FORM 11-K


          (Mark One)

           X   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
          ---  EXCHANGE ACT OF 1934 (FEE REQUIRED) for the fiscal year ended December 31, 1994, or

               TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          --- SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED) for the transition period from

                                        to                            .
               -------------------------   ---------------------------


                         COMMISSION FILE NUMBER 1-9498.

                    A.  Allegheny Ludlum Retirement Savings Plan

                    B.  Allegheny Ludlum Corporation
                        1000 Six PPG Place
                        Pittsburgh, PA  15222





























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                              ANNUAL REPORT ON FORM 11-K
                    FOR THE ALLEGHENY LUDLUM RETIREMENT SAVINGS PLAN
                       FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994


          Pursuant to the section of the General Instructions to Form 11-K entitled "Required Information," the Annual Report on Form 11-K for the fiscal year ended December 31, 1994, consists of the audited financial statements of the Allegheny Ludlum Retirement Savings Plan (formerly known as the Allegheny Ludlum Planned Savings Plan) for the fiscal year ended December 31, 1994, and the related schedules thereto. The Allegheny Ludlum Retirement Savings Plan is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and in accordance with Item 4 of the section of the General Instructions to Form 11-K entitled "Required Information," the financial statements and schedules furnished herewith have been prepared in accordance with the financial reporting requirements of ERISA, in lieu of the requirements of Item 1-3 of that section of the General Instructions.

































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                              Audited Financial Statements

                                        for the

                         Allegheny Ludlum Retirement Savings Plan

                                          for

                          Years ended December 31, 1994 and 1993
                            with Report of Independent Auditors

                          have been filed under cover of Form SE
                           pursuant to General Instruction E of
                            Form 11-K and Reg. Section 232.311







































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                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Personnel and Compensation Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             ALLEGHENY LUDLUM RETIREMENT
                                             SAVINGS PLAN


          Date:  March 14, 1995              By:   /s/ Bruce A. McGillivray
                                             ------------------------------
                                             Bruce A. McGillivray
                                             Plan Administrator





































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                                   EXHIBIT INDEX
                                   -------------


          The following exhibit is filed as part of this Annual Report on Form 11-K:



          Exhibit No.
          ----------

              23              Consent of Independent Auditors








































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